Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports 4th Quarter Net Income of $2.39 per Share;
Operating Income per Share Is a Record $2.15;
Premiums Grow 5%; Combined Ratio Is 90.6%

Net Income for 2004 Is $8.01 per Share;
Operating Income per Share Is a Record $7.26;
Premiums Grow 9%; Combined Ratio Is 92.3%

Chubb Forecasts 2005 Operating Income of $7.60 to $8.00 per Share

     WARREN, New Jersey, February 1, 2005 — The Chubb Corporation [NYSE: CB] today reported that net income in the fourth quarter of 2004 was $467.6 million or $2.39 per share, compared to $72.3 million ($0.38 per share) in the fourth quarter of 2003.

     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased to a record $421.0 million from $73.1 million in the fourth quarter of 2003. Operating income per share increased to $2.15 from $0.38.

     In the fourth quarter of 2004, Chubb had breakeven results from Chubb Financial Solutions (CFS), compared to an after-tax loss of $63 million ($0.33 per share) in the fourth quarter of 2003.

     Chubb’s financial results for the fourth quarter include increases in net asbestos loss reserves of $75 million pre-tax ($0.25 per share after-tax) in 2004 and $250 million pre-tax ($0.86 per share after-tax) in 2003. Fourth-quarter results for 2003 also included a $40 million ($0.21 per share) credit for the reversal of a tax valuation allowance related to the future U.S. tax benefits of European losses.

     Property and casualty net premiums written in the fourth quarter of 2004 grew 5% to $3.08 billion. Excluding Chubb Re, premium growth was 6%. U.S. premiums grew 5%. Non-U.S. premiums grew 7%, or 2% in local currencies.

     The fourth quarter combined loss and expense ratio was 90.6% in 2004 and 104.0% in 2003. Excluding the asbestos reserve strengthening in both years, the combined ratio for the fourth quarter was 88.1% in 2004 and 94.8% in 2003. Catastrophe losses for the quarter were $11.1 million (0.4 percentage points of the combined ratio) in 2004, compared to $32.5 million (1.2 points) in 2003. The expense ratio for the fourth quarter was 27.9% in 2004 and 29.6% in 2003.

Full Year Results

     For the year ended December 31, 2004, net income was $1.55 billion or $8.01 per share, compared with $808.8 million or $4.46 per share for the year ended December 31, 2003. Operating income for 2004 totaled a record $1.40 billion or $7.26 per share, compared with $753.9 million or $4.16 per share in 2003. Results include an after-tax loss of $11 million ($0.06 per share) from CFS in 2004, compared to a loss of $83 million ($0.45 per share) in 2003.

     Property and casualty net premiums written in 2004 increased 9% to $12.05 billion. Excluding Chubb Re, premiums increased 8%. The combined ratio for 2004 was 92.3% — the best combined ratio achieved since Chubb was incorporated in 1967. Excluding the asbestos reserve strengthening, the combined ratio was 91.7%. In 2003, the combined ratio was 98.0% including the asbestos reserve strengthening and 95.5% without it. Catastrophe losses for the year (excluding the $80 million World Trade Center reserve release in the second quarter of 2004) were $349.6 million (3.0 percentage points of the combined ratio) in 2004, compared to $294.0 million (2.9 points) in 2003. The expense ratio for the year was 29.2% in 2004 and 30.4% in 2003.

     “An excellent fourth quarter capped off an outstanding year for Chubb, with significant profit improvement achieved through superior underwriting, better expense control and higher investment income,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “We benefited from substantially improved results at Chubb Personal Insurance and continued excellent performance at Chubb Commercial Insurance.”

Fourth Quarter Operations Review

     Chubb Personal Insurance (CPI) premiums grew 11% to $713 million. CPI’s combined ratio was 80.5%, compared to 96.0% in the fourth quarter of 2003. Catastrophe losses were negligible in 2004, while in 2003 they accounted for 4.0 percentage points of the combined ratio.

     The homeowners line grew 13%, and the combined ratio was 76.0%. Personal automobile insurance grew 6% and had a combined ratio of 90.9%, while other personal lines, which include valuable articles, excess liability and yacht insurance, grew 14% and had a combined ratio of 81.9%.

     Chubb Commercial Insurance (CCI) premiums grew 7% to $1.12 billion. The combined ratio improved to 90.6% in 2004 from 113.2% in 2003. Excluding the asbestos reserve strengthening in both years, the combined ratio improved to 84.0% from 88.1%. Catastrophe losses were negligible in both years.

     Average renewal rates in the U.S. were flat for CCI, which retained 83% of the U.S. accounts that came up for renewal. In the U.S., premiums from new accounts exceeded lost business by a 1.2-to-1 margin.

     Chubb Specialty Insurance (CSI) premiums were flat at $1.24 billion. The combined ratio was 96.8%, compared to 100.6% in the fourth quarter of 2003.

     Executive Protection (EP) net written premiums were up 1%, and the business had a combined ratio of 104.5%. Average renewal rates in the U.S. for EP were down 4%, and the renewal retention rate was 88%. In the U.S., premiums from new EP accounts exceeded lost business by a 1.8-to-1 margin. Financial Institutions (FI) net premiums grew 2%, and the combined ratio was 99.5%. Average renewal rates in the U.S. for FI were up 3%, and the renewal retention rate was 89%. In the U.S., premiums from new FI accounts exceeded lost business by a 2.6-to-1 margin. For the other specialty lines, premiums were down 2% primarily because of a decline in Chubb Re premiums. The combined ratio for the other specialty lines was 86.1%.

     Property and casualty investment income after taxes for the fourth quarter increased 13% to $253.5 million from $224.0 million in 2003.

2004 Operations Review

     Chubb Personal Insurance (CPI) premiums, which accounted for 23% of Chubb’s total 2004 premiums, grew 9% to $2.83 billion. CPI’s combined ratio was 92.8% in 2004 and 98.2% in 2003. Catastrophe losses accounted for 8.9 percentage points of the combined ratio in 2004, compared to 7.9 points in 2003.

     Chubb Commercial Insurance (CCI) premiums, which accounted for 38% of Chubb’s 2004 net written premiums, grew 11% to $4.56 billion. The combined ratio improved to 83.8% in 2004 from 95.9% in 2003. Excluding the asbestos reserve strengthening in both years, the combined ratio was 82.1% in 2004 and 89.2% in 2003. Catastrophe losses accounted for 1.6 percentage points of the combined ratio in 2004 (excluding $30 million of the World Trade Center reserve release that is attributable to CCI), compared to 2.4 points in 2003.

     Chubb Specialty Insurance (CSI) premiums, which accounted for 39% of Chubb’s total 2004 premiums, grew 7% to $4.66 billion. The combined ratio was 100.3% in 2004 and 100.0% in 2003.

     For the year ended December 31, 2004, property and casualty investment income after taxes increased 13% to $949.3 million from $843.1 million in 2003.

2005 Operating Income Guidance

     “We are very pleased with the substantial improvement in our operating results for 2004, particularly in Chubb Personal Insurance, which turned in an excellent year despite the worst hurricane season since 1992,” said Mr. Finnegan. “Going forward, we expect earnings to improve as we continue to focus on disciplined underwriting and expense management. We believe we can achieve 2005 operating income in the range of $7.60 to $8.00 per share. As was the case last year, our forecast assumes 3 points of catastrophe losses and excludes results of CFS.”

     Mr. Finnegan said the operating income guidance is based on the assumption of:

•	Net written premium growth in 2005 of 1% to 4%, including 7% to 10% growth in CPI, 3% to 6% growth in CCI and a decline of 2% to 5% in CSI;

•	A combined ratio between 91% and 93% for the year, based on a combined ratio of 91% to 94% for CPI, 88% to 91% for CCI and 93% to 96% for CSI;

•	Growth of property and casualty investment income after taxes of 8% to 10%.

     The guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements.

Webcast Conference Call to be Held Today at 5 P.M.

     Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, February 1st, at 5 P.M. Eastern Standard Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

     The company’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms

Operating Income

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss)

Management evaluates underwriting results separately from investment results. The underwriting operations consist of three separate business units: personal insurance, commercial insurance and specialty insurance. Performance of the business units is based on statutory underwriting results. Statutory accounting principles differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost

Book value per share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Ratio or Combined Loss and Expense Ratio

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION

     Certain statements in this document, and certain oral statements made by management from time to time, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. These include statements relating to trends in, or representing management’s beliefs about, our future strategies, operations and financial results, as well as other statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:

•	the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:

•	our expectations relating to reinsurance recoverables;

•	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;

•	our estimates relating to ultimate asbestos liabilities;

•	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the willingness of parties, including us, to settle disputes;

•	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for asbestos, toxic waste and mold claims;

•	development of new theories of liability;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the financial services industry and other corporate governance issues, including:

•	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

•	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

•	claims and litigation arising out of practices in the financial services industry;

•	legislative or regulatory proposals or changes, including the changes in law and regulation implemented under the Sarbanes-Oxley Act of 2002;

•	the effects of investigations into market practices in the U.S. property and casualty insurance industry;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic conditions including:

•	changes in interest rates, market credit spreads and the performance of the financial markets, generally and as they relate to credit risks assumed by our Chubb Financial Solutions unit in particular;

•	the effects of inflation;

•	changes in domestic and foreign laws, regulations and taxes;

•	changes in competition and pricing environments;

•	regional or general changes in asset valuations;

•	the inability to reinsure certain risks economically;

•	changes in the litigation environment;

•	general market conditions; and

•	our ability to implement management’s strategic plans and initiatives.

     The Corporation assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,080.2	$2,930.4	$12,052.9	$11,067.9
Increase in Unearned Premiums	(55.1)	(214.5)	(417.2)	(885.4)

Premiums Earned	3,025.1	2,715.9	11,635.7	10,182.5

Losses and Loss Expenses (a)	1,892.6	2,017.2	7,320.9	6,867.2
Operating Costs and Expenses	857.2	866.0	3,515.9	3,356.3
Increase in Deferred Policy Acquisition Costs	(11.6)	(34.6)	(76.6)	(168.3)
Dividends to Policyholders	7.6	4.8	29.4	22.8

Underwriting Income (Loss)	279.3	(137.5)	846.1	104.5

Investments
Investment Income Before Expenses	322.0	288.7	1,207.0	1,082.9
Investment Expenses	5.5	7.0	22.7	24.5

Investment Income	316.5	281.7	1,184.3	1,058.4

Other Charges	(1.0)	(6.9)	(4.7)	(29.5)

Property and Casualty Income	594.8	137.3	2,025.7	1,133.4
CHUBB FINANCIAL SOLUTIONS NON-INSURANCE BUSINESS	(.2)	(96.3)	(17.2)	(126.9)
CORPORATE AND OTHER	(33.5)	(54.9)	(158.5)	(157.3)

CONSOLIDATED OPERATING INCOME (LOSS) BEFORE INCOME TAX	561.1	(13.9)	1,850.0	849.2
Federal and Foreign Income Tax (Credit)	140.1	(87.0)	447.6	95.3

CONSOLIDATED OPERATING INCOME	421.0	73.1	1,402.4	753.9
REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	46.6	(.8)	146.0	54.9

CONSOLIDATED NET INCOME	$467.6	$72.3	$1,548.4	$808.8

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$253.5	$224.0	$949.3	$843.1

(a)	Losses and loss expenses include asbestos claims of $75.0 million in the fourth quarter and twelve months ended December 31, 2004 and $250.0 million in the fourth quarter and twelve months ended December 31, 2003.

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	195.4	190.0	193.2	181.3
Actual Common Shares at End of Period	192.7	188.0	192.7	188.0
DILUTED EARNINGS PER SHARE DATA
Operating Income	$2.15	$.38	$7.26	$4.16
Realized Investment Gains	.24	—	.75	.30

Net Income	$2.39	$.38	$8.01	$4.46

Effect of Catastrophe Losses
September 11 Attack	$—	$—	$.27	$—
All Other	(.04)	(.11)	(1.18)	(1.05)

Total	$(.04)	$(.11)	$(.91)	$(1.05)

Effect of Asbestos Losses	$(.25)	$(.86)	$(.25)	$(.90)

Effect of Chubb Financial Solutions Non-Insurance Business	$—	$(.33)	$(.06)	$(.45)

Effect of Tax Valuation Allowance	$—	$.21	$—	$.22

	Dec. 31	Dec. 31
	2004	2003
BOOK VALUE PER COMMON SHARE	$52.55	$45.33
BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	49.83	42.21

PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
Losses and Loss Expenses to
Premiums Earned	62.7%	74.4%	63.1%	67.6%
Expenses to Premiums Written	27.9	29.6	29.2	30.4

Combined Loss and Expense Ratio	90.6%	104.0%	92.3%	98.0%

Effect of Catastrophe Losses (Other Than Those From the September 11 Attack) on Combined Loss and Expense Ratio	.4%	1.2%	3.0%	2.9%

The underwriting ratios for the fourth quarter of 2004 and 2003 include the effect of net losses of $75.0 million and $250.0 million, respectively, related to asbestos claims. Excluding the effect of such losses, the losses to premiums earned ratio was 60.2% and 65.2% and the combined loss and expense ratio was 88.1% and 94.8% for the fourth quarter of 2004 and 2003, respectively.

The underwriting ratios for the twelve months ended December 31, 2004 and 2003 include the effect of net losses of $75.0 million and $250.0 million, respectively, related to asbestos claims. Excluding the effect of such losses, the losses to premiums earned ratio was 62.5% and 65.1% and the combined loss and expense ratio was 91.7% and 95.5% in 2004 and 2003, respectively.

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
	(in millions)
Paid Losses and Loss Expenses	$1,249.9	$1,278.7	$5,033.4	$4,987.6
Increase in Unpaid Losses and Loss Expenses	642.7	738.5	2,287.5	1,879.6

Total Losses and Loss Expenses	$1,892.6	$2,017.2	$7,320.9	$6,867.2

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
				Expense Ratios
	2004	2003	% Increase	2004		2003
	(in millions)
TWELVE MONTHS ENDED DECEMBER 31
Personal Insurance
Automobile	$629.1	$590.0	7%	93.3%		98.9%
Homeowners	1,635.3	1,485.4	10	96.3		104.4
Other	565.9	514.9	10	82.2		79.8

Total Personal	2,830.3	2,590.3	9	92.8		98.2
Commercial Insurance
Multiple Peril	1,191.4	1,088.6	9	77.9	(a)	89.7
Casualty	1,552.1	1,362.1	14	91.7	(a)	108.0	(b)
Workers’ Compensation	741.5	625.9	18	92.7		94.7
Property and Marine	1,078.5	1,032.4	4	73.8		87.9

Total Commercial	4,563.5	4,109.0	11	83.8	(a)	95.9	(b)

Specialty Insurance
Executive Protection	2,201.0	2,113.6	4	101.9		103.9
Financial Institutions	871.6	830.0	5	118.3		111.0
Other	1,586.5	1,425.0	11	88.4		86.2

Total Specialty	4,659.1	4,368.6	7	100.3		100.0

Total	$12,052.9	$11,067.9	9	92.3	%(a)	98.0	%(b)

(a)	The product mix for the twelve months ended December 31, 2004 includes the effect of net losses of $75.0 million related to asbestos claims. Excluding the effect of such losses, the combined loss and expense ratio was 75.3% for Multiple Peril, 88.6% for Casualty, 82.1% for Total Commercial and 91.7% in total.

(b)	The product mix for the twelve months ended December 31, 2003 includes the effect of net losses of $250.0 million related to asbestos claims. Excluding the effect of such losses, the combined loss and expense ratio was 87.8% for Casualty, 89.2% for Total Commercial and 95.5% in total.

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2004	2003	(Decrease)	2004		2003
	(in millions)
QUARTER ENDED DECEMBER 31
Personal Insurance
Automobile	$155.0	$146.4	6%	90.9%		98.9%
Homeowners	417.7	371.2	13	76.0		98.3
Other	140.2	123.5	14	81.9		85.9

Total Personal	712.9	641.1	11	80.5		96.0

Commercial Insurance
Multiple Peril	312.0	279.2	12	81.4	(a)	88.0
Casualty	382.1	352.1	9	104.6	(a)	159.6	(b)
Workers’ Compensation	168.3	150.0	12	95.7		101.6
Property and Marine	261.7	266.3	(2)	77.8		84.1

Total Commercial	1,124.1	1,047.6	7	90.6	(a)	113.2	(b)

Specialty Insurance
Executive Protection	590.7	587.6	1	104.5		103.8
Financial Institutions	231.9	226.6	2	99.5		109.7
Other	420.6	427.5	(2)	86.1		90.4

Total Specialty	1,243.2	1,241.7	—	96.8		100.6

Total	$3,080.2	$2,930.4	5	90.6	%(a)	104.0	%(b)

(a)	The product mix for the quarter ended December 31, 2004 includes the effect of net losses of $75.0 million related to asbestos claims. Excluding the effect of such losses, the combined loss and expense ratio was 71.5% for Multiple Peril, 92.7% for Casualty, 84.0% for Total Commercial and 88.1% in total.

(b)	The product mix for the quarter ended December 31, 2003 includes the effect of net losses of $250.0 million related to asbestos claims. Excluding the effect of such losses, the combined loss and expense ratio was 85.2% for Casualty, 88.1% for Total Commercial and 94.8% in total.